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                                   EXHIBIT 21


Subsidiaries of the Registrant:

         Bell Electronics Corp. (California)                        (*)
         Bell Industries, Inc. (Minnesota)
         J. W. Miller Company (California)                          (*)
         Industrial Photographic Supply, Inc. (Texas)
         Milgray International, Inc. (New York)
         Milgray LTD (New York)
         Milgray/Toronto, Inc. (Ontario, Canada)
         Viewtek, Inc. (New York)
         Bell Ontario Holding, Inc. (California)


All companies listed are wholly owned by the Registrant (Bell Industries, Inc. of California) and are included in the consolidated financial statements.

(*)      Inactive.